Exhibit 10.49

PROMISSORY NOTE

$58,000,000	November 3, 2004

FOR VALUE RECEIVED, the undersigned, DIGITAL-BRYAN STREET PARTNERSHIP, L.P., a Texas limited partnership, with an address of c/o Digital Realty Trust, Inc., 2730 Sand Hill Road, Suite 280, Menlo Park, California, Attention: Scott Peterson, Telefax Number (650) 233-3601 (“Maker”), promises to pay to the order of COUNTRYWIDE COMMERCIAL REAL ESTATE FINANCE, INC., a California corporation (together with any subsequent holder of this Note, and their respective successors and assigns, “Holder”), at its office located at 4500 Park Granada, Calabasas, California 91302, Attention: Marlyn Marincas, Telefax Number (818) 225-4021, or at such other address as Holder may from time to time designate in writing, the principal sum of FIFTY-EIGHT MILLION DOLLARS ($58,000,000) together with interest thereon and all other sums due and/or payable under any Loan Document; such principal and other sums to be calculated and payable as provided in that certain Loan Agreement of even date herewith between Maker and Holder (as amended, modified and supplemented and in effect from time to time, the “Loan Agreement”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Loan Agreement.

Maker agrees to pay the principal sum of this Note together with interest thereon and all other sums due and/or payable under any Loan Document as provided in Article 2 of the Loan Agreement. All payments made hereunder shall be applied as provided in Section 2.5 of the Loan Agreement.

The Loan Agreement provides for, among other things:

1. on the date hereof, a payment by Maker of (a) interest only for the first Interest Accrual Period (unless the date hereof is the sixth (6th) day of any calendar month in which case no separate payment of interest shall be due on the date hereof), and (b) all amounts required in accordance with Section 3.2 of the Loan Agreement for the initial funding of Lender’s reserves for the Loan;

2. a monthly constant payment by Maker in the amount equal to $349,232.28 (the “Base Payment”, which amount is calculated by using the Interest Rate and a 360-month amortization schedule) to be made beginning on December 6, 2004 (which date shall be the first Payment Date hereunder), and on the sixth (6th) day of each calendar month thereafter through and including the Maturity Date; provided, however, that (i) on the date hereof, Maker shall pay to Holder the Base Payment for the second Interest Accrual Period of the Loan, which amount shall be credited against the Base Payment due and payable by Borrower on the Payment Date occurring on December 6, 2004 and (ii) for purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the sixth (6th) day of a given month shall not be a Business Day, then the Payment Date for such month shall be the preceding Business Day;

3. a maturity date of November 6, 2009 (or such earlier date resulting from acceleration of the Indebtedness by Lender, or as may be extended in accordance with Section 2.3(b) of the Loan Agreement, the “Maturity Date”);

4. an interest rate equal to 6.04% per annum (the “Interest Rate”);

5. a default interest rate equal to a per annum interest rate equal to the lesser of (i) the Maximum Amount or (ii) the Interest Rate plus four percent (4%) (the “Default Rate”); and

6. Interest shall be computed on the actual number of days elapsed based on a 360 day year.

MAKER HEREBY ACKNOWLEDGES THAT INTEREST ON THIS NOTE IS TO BE CALCULATED BY HOLDER ON THE BASIS OF A THREE HUNDRED SIXTY (360) DAY YEAR AND IS FULLY AWARE THAT SUCH CALCULATIONS MAY RESULT IN AN ACCRUAL AND/OR PAYMENT OF INTEREST IN AMOUNTS GREATER THAN CORRESPONDING INTEREST CALCULATIONS BASED ON A THREE HUNDRED SIXTY-FIVE (365) DAY YEAR.

The obligations of Maker under this Note are secured by, among other things, the Mortgage, the other Loan Documents and the Liens granted in favor of Holder by Maker and/or encumbering or affecting the Property.

The Loan shall mature on the Maturity Date, on which date Maker shall pay to Holder the Indebtedness.

The principal sum evidenced by this Note and all other sums due and/or payable under any Loan Document shall become immediately due and payable at Holder’s option upon the occurrence of an Event of Default. Upon the occurrence of an Event of Default, the entire unpaid amount outstanding under the Note and all other sums due and/or payable under any Loan Document will bear interest at the Default Rate. Maker will also pay to Holder, after an Event of Default occurs, in addition to the amount due, all reasonable costs of collecting, securing, or attempting to collect or secure this Note or any other Loan Document, including, without limitation, court costs and reasonable attorneys’ fees (including reasonable attorneys’ fees on any appeal by either Maker or Holder and in any bankruptcy proceedings).

With respect to the amounts due pursuant to this Note or any other Loan Document, Maker waives the following: (1) all rights of exemption of property from levy or sale under execution or other process for the collection of debts under the Constitution or laws of the United States or any State thereof; (2) demand, presentment, protest, notice of dishonor, notice of nonpayment, notice of protest, notice of intent to accelerate, notice of acceleration, suit against any party, diligence in collection of this Note and in the handling of securities at any time existing in connection herewith, and all other requirements necessary to enforce this Note except for notices required by Governmental Authorities and notices required by the Loan Agreement; and (3) any further receipt by Holder or acknowledgment by Holder of any collateral now or hereafter deposited as security for the Loan.

This Note is subject to the express condition that at no time shall Maker be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Holder to either civil or criminal liability as a result of being in excess of the Maximum Amount. If, by the terms of this Note or the other Loan Documents, Maker is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Amount, the Interest Rate shall be deemed to be immediately reduced to the Maximum Amount and all previous payments in excess of the Maximum Amount shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Holder for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Amount from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Holder shall not by any act, delay, omission or otherwise be deemed to have modified, amended, waived, extended, discharged or terminated any of its rights or remedies, and no modification, amendment, waiver, extension, discharge or termination of any kind shall be valid unless in writing and signed by Holder and Maker. All rights and remedies of Holder under the terms of this Note and applicable statutes or rules of law shall be cumulative, and may be exercised successively or concurrently. Maker agrees that there are no defenses, equities or setoffs with respect to the obligations set forth herein as of the date hereof, and to the extent any such defenses, equities, or setoffs may exist, the same are hereby expressly released, forgiven, waived and forever discharged.

Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Note shall be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

Holder may, at its option, release any Property given to secure the indebtedness evidenced hereby, and no such release shall impair the obligations of Maker to Holder.

The parties agree that the State of New York has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects, including, without limitation, matters of construction, validity and performance, this Note and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed in such State and any applicable law of the United States of America. To the fullest extent permitted by law, Maker hereby unconditionally and irrevocably waives any claim to assert that the law of any other jurisdiction governs this Note, and this Note shall be governed by and construed in accordance with the laws of the State of New York pursuant to Section 5-1401 of the New York General Obligations Law.

Any legal suit, action or proceeding against Holder or Maker arising out of or relating to this Note shall be instituted in any federal or state court in the County of Los Angeles, State of California, or in any federal or state court in the jurisdiction in which any Property is located, and Maker waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and Maker hereby irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding. Maker does hereby designate and appoint CT Corporation, 818 West Seventh Street, Second Floor, Los Angeles, California 90017, Attention: Cindy Kee, as its authorized agent to accept and acknowledge on its behalf service of any and all process which may be served in any such suit, action or proceeding in any such federal or state court, and agrees that service of process upon said agent at said address (or at such other office in the County of Los Angeles, State of California as may be designated by such agent in accordance with the terms hereof) with copies to Maker at the address set forth in the first paragraph of this Note and to Latham & Watkins LLP, 633 West Fifth Street, Suite 400, Los Angeles, California 90071, Attention: Martha Jordan, Esquire, and written notice of said service of Maker mailed or delivered to Maker in the manner provided in the Loan Agreement shall be deemed in every respect effective service of process upon Maker, in any such suit, action or proceeding. Maker (i) shall give prompt notice to Holder of any changed address of its authorized agent hereunder, (ii) may at any time and from time to time designate a substitute authorized agent (which office shall be designated as the address for service of process), and (iii) shall promptly designate such a substitute if its authorized agent ceases to have an office or is dissolved without leaving a successor.

MAKER AND HOLDER TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY TORT ACTION, BROUGHT BY ANY PARTY HERETO WITH RESPECT TO THIS NOTE OR THE OTHER LOAN DOCUMENTS. EACH OF MAKER AND HOLDER AGREES THAT THE OTHER MAY FILE A COPY OF THIS WAIVER WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT OF THE OTHER IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY, AND THAT, TO THE FULLEST EXTENT THAT IT MAY LAWFULLY DO SO, ANY DISPUTE OR CONTROVERSY WHATSOEVER BETWEEN MAKER AND HOLDER SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Holder may assign, sell, securitize, participate, pledge and\or otherwise transfer all or any portion of Holder’s right, title and interest in, to and under this Note and\or the other Loan Documents in one or more transactions as set forth in the Loan Agreement.

Without limiting the applicability of the terms of any Loan Document to this Note, this Note is and shall be subject to the exculpation provisions of Article 11 of the Loan Agreement.

Maker understands that in making the Loan, Holder is relying to a material extent upon the business expertise and/or net worth of Maker and, if Maker is also an entity, its partners, members, officers or principals and upon the continuing interest which Maker or its partners, members, officers or principals will have in the Property and in Maker, respectively, and that a violation of Section 6.1 or Section 6.2 of the Loan Agreement may significantly and materially alter or reduce Holder’s security for this Note. Accordingly, in the event that a violation of Section 6.1 or Section 6.2 of the Loan Agreement occurs, then the same shall be deemed to increase the risk of Holder and Holder may then, or at any time thereafter, declare the entire indebtedness evidenced hereby immediately due and payable. The foregoing option may be exercised at any time after the occurrence of any such violation of Section 6.1 or Section 6.2 of the Loan Agreement, and the acceptance of one or more payments from any Person thereafter shall not constitute a waiver of Holder’s option. Holder’s approval of any Transfer or failure to exercise said option with respect thereto shall not be construed as a waiver of the provisions hereof with regard to any subsequent Transfer.

[Signature on the following page]

IN WITNESS WHEREOF, Maker has caused this Promissory Note to be properly executed as of the date first above written and has authorized this Promissory Note to be dated as of the day and year first above written.

MAKER:

DIGITAL-BRYAN STREET PARTNERSHIP, L.P.,
a Texas limited partnership

By:	DRT-BRYAN STREET, LLC,
a Delaware limited liability company
Its: Sole General Partner

	By:	DIGITAL REALTY TRUST, L.P.,
a Maryland limited partnership
Its: Member and Manager

		By:	DIGITAL REALTY TRUST, INC.,
a Maryland corporation
Its: General Partner

			By:	/s/ Scott Peterson
Name: Scott Peterson
Title: Authorized Signatory

Pay to the order of                                                                                                       ,                                                  , having an address of

without recourse, representation or warranty.

COUNTRYWIDE COMMERCIAL REAL ESTATE FINANCE, INC., a California corporation

Date:	By:
Name:
Title: